                                                                            EXHIBIT 3.13
CERTIFICATE ELIMINATING

REFERENCE TO THE

SERIES C CONVERTIBLE PREFERRED STOCK

FROM THE

CERTIFICATE OF INCORPORATION

OF

MILLENNIUM CELL INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that;

1. The name of the Corporation is “Millennium Cell Inc.” (the “Corporation”).

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is the Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Stock”).

3. The designations, preferences and rights of the Series C Stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Millennium Cell Inc. (the “Series C Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on April 25, 2005, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of Series C Convertible Preferred Stock (the “Series C Stock”) of the Corporation designated pursuant to the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Millennium Cell Inc. (the “Series C Certificate of Designations”) remain outstanding, and

RESOLVED, that no further shares of Series C Stock of the Corporation will be issued pursuant to the Series C Certificate of Designations, and

RESOLVED, that the President or any Vice President of the Corporation be, and each hereby is, authorized and directed to execute on behalf of the Corporation and to cause to be filed with the Secretary of State of the State of Delaware a Certificate Eliminating Reference to the Series C Convertible Preferred Stock from the Certificate of Incorporation of Millennium Cell Inc. to eliminate reference to the Series C Stock and that all such shares designated as Series C Stock under the Series C Certificate of Designations, filed with the Secretary of State of Delaware on April 25, 2005, shall be restored to their original status of authorized but unissued shares of Preferred Stock of the Corporation.

5. The effective date of this Certificate shall be upon filing.

Signed on July 7, 2005.

MILLENNIUM CELL INC.

By: /s/ John D. Giolli
Name:  John D. Giolli
                                Title:    Chief Financial Officer and
                                  Corporate Secretary